Exhibit 99.3

TO HOLDERS OF 10 1/4% SENIOR SECURED NOTES DUE 2011

        The Sheridan Group, Inc. is offering to exchange (the "Exchange Offer") up to $60,000,000 of its newly registered 10 1/4% Senior Secured Notes due 2011 ("New Notes") for up to $60,000,000 of its outstanding 10 1/4% Senior Secured Notes due 2011 (CUSIP Nos. 823777 AC 1, 823777 AD 9 and US82100 AB 1), which were issued on May 25, 2004 ("Existing Notes").

        Briefly, you may either:

  a.
  Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

  b.
  Retain your Existing Notes.

        All tendered Existing Notes must be received on or prior to                        , 2004 at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

        Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (212) 815-2548 or write The Bank of New York, Reorganization Department, 101 Barclay Street - 7E, New York, NY 10286, Attn: David Mauer.